Exhibit 3(i).26

ARTICLES OF CONVERSION

OF

SUMMIT MACHINE TOOL MANUFACTURING CORP.

TO SUMMIT MACHINE TOOL MANUFACTURING L.L.C.

TO:	THE OKLAHOMA SECRETARY OF STATE

101 State Capitol

Oklahoma City, Oklahoma 73105

The undersigned, for the purpose of converting Summit Machine Tool Manufacturing Corp., a corporation formed under the laws of the State of Oklahoma, to Summit Machine Tool Manufacturing L.L.C., an Oklahoma limited liability company, pursuant to Section 2054.1 of Title 18 of the Oklahoma Statutes, does hereby execute the following Articles of Conversion:

1. Date Business Entity First Formed. The date on which Summit Machine Tool Manufacturing Corp. was first formed was October 4, 1961.

2. Name and Jurisdiction of Formation of Business Entity. The name of the business entity when formed was Great Western Industrial Machinery, Inc., and the jurisdiction of formation of such business entity when formed is Oklahoma. The name of the business entity immediately prior to the filing of these Articles of Conversion was Summit Machine Tool Manufacturing Corp., and the jurisdiction of formation of such business entity immediately prior to the filing of these Articles of Conversion is Oklahoma.

3. Name of Limited Liability Company. The name of the limited liability company as set forth in its Articles of Organization attached hereto is Summit Machine Tool Manufacturing L.L.C.

4. Effective Date. The effective date of this conversion shall be upon the filing of these Articles of Conversion with the Oklahoma Secretary of State.

5. Directors’ Resolution. The Board of Directors of Summit Machine Tool Manufacturing Corp. has adopted a resolution approving this conversion and recommending the approval of the conversion by the shareholders of Summit Machine Tool Manufacturing Corp., which resolution has been submitted to the shareholders of Summit Machine Tool Manufacturing Corp., also approving the Articles of Organization attached hereto and approving the Operating Agreement of Summit Machine Tool Manufacturing L.L.C.

6. Shareholder Approval. The holders of the outstanding shares of capital stock of Summit Machine Tool Manufacturing Corp. have authorized, approved and consented to the adoption of the resolution approving this conversion and approving the Articles of Organization attached hereto and approving the Operating Agreement of Summit Machine Tool Manufacturing L.L.C. and directing Summit Machine Tool Manufacturing Corp. to file these Articles of Conversion with the Oklahoma Secretary of State.

7. Articles of Organization Attached. Attached hereto are the Articles of Organization of Summit Machine Tool Manufacturing L.L.C.

8. Compliance With Section 1090.5. Summit Machine Tool Manufacturing Corp. and Summit Machine Tool Manufacturing L.L.C. intend that these Articles of Conversion also constitute a Certificate of Conversion pursuant to Section 1090.5 of Title 18 of the Oklahoma Statutes.

Dated: April 1, 2010.

SUMMIT MACHINE TOOL MANUFACTURING CORP., an Oklahoma corporation

By:	/s/ Tony M. Shelby
Tony M. Shelby, Vice President

Attest:

/s/ David M. Shear
David M. Shear, Assistant Secretary

ARTICLES OF ORGANIZATION

OF AN

OKLAHOMA LIMITED LIABILITY COMPANY

TO:	OKLAHOMA SECRETARY OF STATE

2300 N Lincoln Blvd.,

Room 101, State Capitol Building

Oklahoma City, Oklahoma 73105-4897

The undersigned, for the purpose of forming an Oklahoma limited liability company pursuant to the provisions of 18 O.S., Section 2004, does hereby execute the following articles:

1.	The name of the limited liability company is “Summit Machine Tool Manufacturing L.L.C.” (the “Company”).

2.	The street address of its principal place of business is: 16 South Pennsylvania Avenue Oklahoma City, Oklahoma 73107

3.	The name and street address of the resident agent in the state of Oklahoma is: David M. Shear 16 South Pennsylvania Avenue Oklahoma City, Oklahoma 73107

4.	The term of existence is perpetual.

5.	To the maximum extent permitted by the Oklahoma Limited Liability Company Act (the “Act”) as now in effect or later amended, no Member shall be personally liable to the Company or its creditors, and no Manager shall be personally liable to the Company, its creditors or any Member, for monetary damages for breach of any duty provided for in the Act; provided however, that the liability of a Manager shall not be limited or eliminated for (a) breach of the Manager’s duty of loyalty to the Company or its Members, (b) an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, or (c) a transaction from which the Manager derived an improper personal benefit.

Dated this 1st day of April, 2010.

/s/ Tony M. Shelby
Name: Tony M. Shelby
Address: 16 South Pennsylvania
Oklahoma City, Oklahoma